Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
(763) 475-1400

UROLOGIX REPORTS FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS

MINNEAPOLIS – August 16, 2006 – Urologix®, Inc. (NASDAQ:ULGX), today reported financial results for the fiscal fourth quarter and year ended June 30, 2006, both of which include $4.6 million of a non-cash income tax benefit to reduce the valuation allowance related to the Company’s deferred tax assets, and provided financial guidance for fiscal 2007.

Revenue for the fourth quarter of fiscal 2006 was $6.6 million, compared to $6.9 million in the same period of fiscal 2005. Treatment catheters accounted for 97% of revenue in the just completed quarter, compared to 95% of revenue in the prior-year period. Net earnings for the current quarter were $4.7 million, or $0.32 per diluted share, which includes $279,000 of equity-based compensation expense and the $4.6 million income tax benefit, compared to $706,000, or $0.05 per diluted share, for the fourth quarter of fiscal 2005. The Company adopted Statement of Financial Accounting Standard No. 123R (SFAS 123R), “Share-Based Payment”, in fiscal year 2006 as of July 1, 2005. Fiscal 2005 results do not include any equity-based compensation expense.

Annual revenue for fiscal 2006 of $25.9 million was relatively flat with fiscal 2005 revenue of $25.8 million. Net earnings for fiscal 2006 were $5.5 million, or $0.38 per diluted share, including $1.3 million of equity-based compensation expense and the $4.6 million income tax benefit noted previously, compared to net earnings of $2.8 million, or $0.19 per diluted share, in fiscal 2005.

Historically, Urologix has recorded a full valuation allowance on its deferred tax assets, the majority of which are net operating loss tax carry forwards which Urologix generated prior to achieving profitability. During the fourth quarter, it was determined that Urologix will more likely than not be able to realize a partial benefit from these deferred tax assets in the future, and as a result, recorded a non-cash income tax benefit of $4.6 million.

(more)

Gross profit for the fourth quarter of fiscal 2006 (after $25,000 of equity based compensation), decreased to 61% of revenue due to manufacturing issues affecting both product cost and availability and continued catheter average selling price pressure from 70% in the same period last year. Fourth quarter operating expenses, including $254,000 of equity-based compensation, totaled $4.1 million, or 61% of revenue, compared to $4.1 million, or 59% of revenue in the prior-year quarter. For the year, gross profit decreased to 65% of revenue (after $78,000 of equity based compensation) from 70% in fiscal 2005. Fiscal 2006 operating expenses totaled $16.1 million (including $1.2 million of equity-based compensation), or 62% of revenue, compared to $14.9 million, or 58% of revenue, for fiscal 2005.

Balances of cash and available-for-sale investments increased to $11.1 million at June 30, 2006 from just over $10.8 million at March 31, 2006 and $10.8 million at June 30, 2005. The domestic installed base of Cooled ThermoTherapy™ system control units grew to 554 units at June 30, 2006 compared to 544 units at March 31, 2006 and 498 units at June 30, 2005.

Commenting on the quarter, Fred B. Parks, chairman and chief executive officer said, “During the fiscal fourth quarter, manufacturing issues impacted revenue and earnings. While this issue could further impact the first quarter of fiscal 2007, it is improving as we apply more focus and management attention to the processes.”

Fourth Quarter Summary

•	Design verification testing of the CoolWave control unit was successfully concluded and CoolWave has been fully released to the marketplace.

•	The Urologix mobile continued to expand with presence now in 14 territories in the United States. The mobile initiative represents almost one-fourth of our revenue stream in Q4.

•	Urologix has initiated efforts to take our product to new geographies. The first treatments of Cooled ThermoTherapy were performed in India in April. While India is a developmental market for the balance of this calendar year, there are some large potential opportunities in this market for 2007. In parallel, we have selected a distribution partner for Taiwan and the People’s Republic of China and registration of Urologix product is in process.

(more)

•	On June 21, 2006, Dr. Claude Tihon, a renowned contributor to urology, joined Urologix as the Chief Technology Officer. Dr. Tihon will lead our Research, Product Development, Clinical, and Manufacturing departments.

Closure on FY2006

Commenting on fiscal year 2006, Mr. Parks indicated “FY’06 was a year of some strategic progress balanced by difficult economics. Our growth initiatives are underway (captive Mobile, geographic expansion, CoolWave), some already productive and some embryonic – but all still encouraging. Three year CTC catheter studies continue to affirm the long-term efficacy of our technology. And recent efforts to expand our executive team, bringing in urology experiences beyond microwave, have been successful – with more anticipated. Looking financially at FY’06, price suppression balanced treatment increases, preserving our base but frustrating growth. When conditions shifted to favor our technology, manufacturing challenges delayed a possible recovery. Only by focus on expense management were we able to optimize performance with respect to profitability and cash generation. However, the introduction of CoolWave is underway and our product availability is again improving, portending a healthier FY’07. We exit FY’06 still the market leader in office-based BPH treatment, determined to be more successful in an unquestionably more competitive environment.”

Fiscal 2007 Financial Outlook

The company expects fiscal 2007 annual revenues to range between $26 million to $29 million and earnings before income tax of $0.5 million to $1.9 million. Equity-based compensation expense is expected to be approximately $1.3M in fiscal 2007, comparable to fiscal 2006. Earnings guidance is provided on a pre-tax basis because of our income tax situation which will result in our tax rate being very sensitive to levels of earnings before income tax. Our tax expense will continue to be primarily non-cash.

(more)

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fourth quarter and fiscal 2006 results and the business outlook for fiscal 2007 on Wednesday, August 16, at 4:00 p.m. Central Time. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com, and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave™, Targis® and Prostatron® control units and the Cooled ThermoCath®, Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ – targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort – and provide safe, effective, lasting relief of the symptoms of BPH.

Certain statements in this news release contain forward-looking information. Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the need to maintain profitability and increase revenues; the rate of adoption of Cooled ThermoTherapy products, Urologix’ sole products, by the medical community; approval by the FDA of the Company’s products; the ability of third-party suppliers to produce and supply products; the impact of competitive treatments, products and pricing; the Company’s ability to develop and market new products, including the Company-owned Cooled ThermoTherapy mobile service and the CoolWave control unit, and the Company’s ability to generate revenue from new products; the development and effectiveness of the Company’s sales organization and marketing efforts; developments in the reimbursement environment for the Company’s products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy); the Company’s ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort; and other risks, including those set forth in the Company’s reports filed with the Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K.

(more)

UROLOGIX, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2006 (1)		2005	2006 (1)		2005
Sales	$6,643		$6,888	$25,885		$25,813
Cost of goods sold	2,598		2,059	8,995		7,810

Gross profit	4,045		4,829	16,890		18,003

Costs and expenses:
Selling, general and administrative	3,307		3,189	12,940		11,643
Research and development	705		843	2,987		3,073
Amortization of other intangible assets	71		41	194		164

Total costs and expenses	4,083		4,073	16,121		14,880

Operating (loss) earnings	(38)		756	769		3,123
Interest income, net	124		47	371		138

Earnings before income taxes	86		803	1,140		3,261

Provision (benefit) for income taxes	(4,579	)(2)	97	(4,354	)(2)	424

Net earnings	$4,665		$706	$5,494		$2,837

Basic net earnings per common share	$0.33		$0.05	$0.38		$0.20

Diluted net earnings per common share	$0.32		$0.05	$0.38		$0.19

Weighted average number of shares used in basic per share calculations	14,328		14,305	14,319		14,279

Weighted average number of shares used in diluted per share calculations	14,358		14,452	14,369		14,759

(1)	Includes equity-based compensation expense of $279,000 and $1.3 million, respectively, for the three and twelve month periods ended June 30, 2006, as a result of the adoption of SFAS 123R, “Share-Based Payment”, on July 1, 2005.
(2)	Includes $4.6 million of non-cash income tax benefit to reduce the valuation allowance related to deferred tax assets.

(more)

UROLOGIX, INC.

Selected Balance Sheet Data

(Unaudited, in thousands)

	June 30, 2006	June 30, 2005
Cash and available-for-sale investments	$11,054	$10,770
Accounts receivable	5,234	4,243
Inventory	2,634	1,742
Current assets	20,098	17,007
Total assets	43,898	39,106
Current and total liabilities	3,917	5,961
Shareholders’ equity	39,981	33,145

# # #